UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2019 (October 23, 2019)

SIRIUS XM HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	38-3916511
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1290 Avenue of the Americas, 11th Floor, New York, NY
(Address of Principal Executive Offices)
10104
(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100
 Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common stock, $0.001 par value	SIRI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events

On October 9, 2013, we announced a $2 billion common stock repurchase program pursuant to which we would purchase our shares on the open market and in privately negotiated transactions. In connection with this stock repurchase program, our board of directors also approved an agreement to repurchase $500 million of our common stock from Liberty Media Corporation in three tranches in November 2013, January 2014 and April 2014 (the “Liberty Media Repurchases”).

On October 6, 2015, Thomas V. Rux filed a Verified Shareholder Derivative Complaint (the “Action”) in the Court of Chancery of the State of Delaware, derivatively on behalf of ourselves as nominal defendant, against defendants James E. Meyer, Gregory B. Maffei, David J.A. Flowers, Evan D. Malone, David Zaslav, Carl E. Vogel, Vanessa A. Wittman and James F. Mooney (collectively, the “Director Defendants”), and John Malone and Liberty Media Corporation (together, the “Liberty Defendants”). The plaintiff alleged that the Director Defendants breached their fiduciary duties in connection with the Liberty Media Repurchases, and that the Liberty Defendants aided and abetted the Director Defendants’ breaches in connection with the Liberty Media Repurchases.

After negotiations regarding a potential settlement, and solely to eliminate the risk, burden, and expense of further litigation, on October 21, 2019, the parties entered into an Amended Stipulation and Agreement of Settlement, Compromise and Release (the “Settlement Agreement”) to settle the Action. Pursuant to the Settlement Agreement, we will be paid $8,250,000 (the “Settlement Amount”). Substantially all of this amount will be paid by the Director Defendants’ insurers. The plaintiff’s counsel intends to apply for a fee and expense award in connection with the settlement, and any such amounts approved by the Court of Chancery will be paid from the Settlement Amount. On October 23, 2019, the Court of Chancery entered an order approving, among other things: the form, content and manner of notice to stockholders of the pendency of the Action and the settlement, and their right to object; establishing the procedure and schedule for the Court’s consideration of the settlement; and staying all further proceedings in the Action. The Settlement Agreement is subject to final approval by the Court of Chancery, and the Court of Chancery has scheduled a hearing for January 16, 2020 at 9:15 a.m., Eastern Time, at the Court of Chancery of the State of Delaware, Leonard L. Williams Justice Center, 500 North King Street, Wilmington, Delaware 19801, to consider approval of the Settlement Agreement. Stockholders have the right to object to the Settlement Agreement. The deadline for the submission by stockholders of an objection to the Settlement Agreement is January 2, 2020, fourteen calendar days prior to the hearing.

Details regarding the Action, including the terms of the Settlement Agreement and the procedures for stockholders to object, are available on the Investor Relations section of our website at http://investor.siriusxm.com. Copies of the Settlement Agreement and a Notice of Pendency of Derivative Action, Proposed Settlement of Derivative Action, Settlement Hearing and Right to Appear are available at that location.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly Executive Vice President, General Counsel and Secretary

Dated: October 28, 2019